Exhibit 99.1
Keros Therapeutics Reports First Quarter 2022 Financial Results

Lexington, Mass. – May 5, 2022 – Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological and musculoskeletal disorders with high unmet medical need, today provided a business update and reported financial results for the quarter ended March 31, 2022.

“The first quarter of fiscal 2022 saw positive momentum across all of our programs,” said Jasbir S. Seehra, Ph.D., President and Chief Executive Officer. “We remain on track to report additional data from our ongoing Phase 2 clinical trial of KER-050 in patients with myelodysplastic syndromes ("MDS") in mid-2022, as well as to report initial data from Part 1 of our ongoing Phase 1 clinical trial of KER-012 in healthy volunteers in the second quarter of 2022.”

First Quarter 2022 Financial Results

Keros reported a net loss of $24.2 million in the first quarter of 2022 as compared to a net loss of $15.9 million in the first quarter of 2021. The increase in net loss for the first quarter was largely due to increased research and development efforts as well as additional infrastructure expenses to support the achievement of Keros' corporate goals.

Research and development expenses were $18.1 million for the first quarter of 2022 as compared to $11.5 million for the same period in 2021. The increase of $6.6 million was primarily due to additional research and development efforts, manufacturing activities, and personnel expenses to support the advancement of Keros' pipeline.

General and administrative expenses were $6.0 million for the first quarter of 2022 as compared to $4.3 million for the same period in 2021. The increase of $1.8 million was primarily due to increase in personnel expenses and other external expenses to support Keros' organizational growth.

Keros’ cash and cash equivalents as of March 31, 2022 was $228.6 million compared to $230.0 million as of December 31, 2021. Keros expects that the cash and cash equivalents it had on hand at March 31, 2022 will fund its operating expenses and capital expenditure requirements into the first quarter of 2024.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematologic and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-beta family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with MDS and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from iron imbalance. Keros’ third product candidate, KER-012, is being developed for the treatment of pulmonary arterial hypertension and for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as

amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its growth, strategy, progress and timing of its clinical trials for KER-050 and KER-012; the potential impact of COVID-19 on Keros’ ongoing and planned preclinical studies, clinical trials, business and operations; and Keros’ expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its lead product candidates, KER-050 and KER-047; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies; and risks relating to the impact on Keros' business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K, filed with the SEC on March 9, 2022, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Justin Frantz
jfrantz@soleburytrout.com
617-221-9100

KEROS THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	THREE MONTHS ENDED MARCH 31,
	2022	2021
OPERATING EXPENSES:
Research and development	(18,078)	(11,495)
General and administrative	(6,048)	(4,274)
Total operating expenses	(24,126)	(15,769)
LOSS FROM OPERATIONS	(24,126)	(15,769)
OTHER EXPENSE, NET
Interest expense, net	(1)	(1)
Other expense, net	(59)	(65)
Total other expense, net	(60)	(66)
Loss before income taxes	(24,186)	(15,835)
Income tax (provision) benefit	—	(50)
Net loss	$(24,186)	$(15,885)
Net loss attributable to common stockholders—basic and diluted	$(24,186)	$(15,885)
Net loss per share attributable to common stockholders—basic and diluted	$(1.01)	$(0.68)
Weighted-average common stock outstanding—basic and diluted	23,993,698	23,229,794

KEROS THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	MARCH 31, 2022	DECEMBER 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	228,586	230,042
Accounts receivable	—	18,000
Prepaid expenses and other current assets	2,634	3,398
Total current assets	231,220	251,440
Operating lease right-of-use assets	864	1,067
Property and equipment, net	1,456	1,335
Restricted cash	1,327	1,327
Other long-term asset	275	82
TOTAL ASSETS	235,142	255,251
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	3,064	3,645
Current portion of operating lease liabilities	884	862
Accrued expenses and other current liabilities	7,700	7,339
Total current liabilities	11,648	11,846
Operating lease liabilities, net of current portion	—	231
Total liabilities	11,648	12,077
STOCKHOLDERS' EQUITY:
Common stock, par value of $0.0001 per share; 200,000,000 authorized as of March 31, 2022 and December 31, 2021, respectively; 24,003,103 and 23,974,834 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	371,433	366,927
Accumulated deficit	(147,941)	(123,755)
Total stockholders' equity	223,494	243,174
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	235,142	255,251